                                                                EXHIBIT 2.1(a)



                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                   ADAPTEC, INC., FUTURE DOMAIN CORPORATION,

                   JACK A. ALLWEISS, PATRICIA A. ALLWEISS AND

               CERTAIN SHAREHOLDERS OF FUTURE DOMAIN CORPORATION

                                 July 13, 1995

                               TABLE OF CONTENTS

                                                                                                       PAGE
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
1.     Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

2.     Purchase and Sale of Company Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

       2.1    Basic Transaction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
       2.2    The Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
       2.3    Deliveries at the Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4

3.     Representations and Warranties Concerning the Transaction  . . . . . . . . . . . . . . . . .      4

       3.1    Representations and Warranties of the Sellers   . . . . . . . . . . . . . . . . . . .      4
       3.2    Representations and Warranties of the Buyer   . . . . . . . . . . . . . . . . . . . .      5

4.     Representations and Warranties Concerning the Company  . . . . . . . . . . . . . . . . . . .      6

       4.1    Organization, Qualification, and Corporate Power  . . . . . . . . . . . . . . . . . .      6
       4.2    Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
       4.3    Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
       4.4    Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
       4.5    Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
       4.6    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
       4.7    Title to Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
       4.8    Events Subsequent to Most Recent Fiscal Year End  . . . . . . . . . . . . . . . . . .      8
       4.9    Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
       4.10   Legal Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
       4.11   Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
       4.12   Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
       4.13   Intellectual Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
       4.14   Tangible Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
       4.15   Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
       4.16   Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
       4.17   Notes and Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
       4.18   Power of Attorney   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
       4.19   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
       4.20   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
       4.21   Product Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
       4.22   Product Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
       4.23   Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
       4.24   Employee Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
       4.25   Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
       4.26   Environment, Health, and Safety   . . . . . . . . . . . . . . . . . . . . . . . . . .     20
       4.27   Certain Business Relationships With the Company   . . . . . . . . . . . . . . . . . .     21

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                       PAGE
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
       4.28   No Adverse Developments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
       4.29   Full Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22

5.     Pre-Closing Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22

       5.1    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
       5.2    Notices and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
       5.3    Operation of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
       5.4    Preservation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
       5.5    Access to Information; Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . .     23
       5.6    Notice of Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
       5.7    Exclusivity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24

6.     Post-Closing Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24

       6.1    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
       6.2    Litigation Support  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
       6.3    Transition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
       6.4    Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25

7.     Conditions to Obligation to Close  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25

       7.1    Conditions to the Buyer's Obligation to Close   . . . . . . . . . . . . . . . . . . .     25
       7.2    Conditions to the Sellers' Obligation   . . . . . . . . . . . . . . . . . . . . . . .     27

8.     Remedies for Breaches of This Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .     28

       8.1    Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . .     28
       8.2    Indemnification Provisions for Benefit of the Buyer   . . . . . . . . . . . . . . . .     28
       8.3    Procedure for Asserting Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . .     29
       8.4    Matters Involving Third Parties   . . . . . . . . . . . . . . . . . . . . . . . . . .     29
       8.5    No Indemnity for Corporate Agents   . . . . . . . . . . . . . . . . . . . . . . . . .     30
       8.6    Exclusivity of Remedy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30

9.     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30

       9.1    Termination of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30
       9.2    Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                       PAGE
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
10.    Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31

       10.1   Press Releases and Public Announcements   . . . . . . . . . . . . . . . . . . . . . .     31
       10.2   No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
       10.3   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
       10.4   Succession and Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31
       10.5   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
       10.6   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
       10.7   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
       10.8   Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
       10.9   Forum Selection; Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . .     33
       10.10  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
       10.11  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
       10.12  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
       10.13  Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
       10.14  Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
       10.15  Incorporation of Exhibits and Schedules   . . . . . . . . . . . . . . . . . . . . . .     34
       10.16  Sellers' Representative   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
       10.17  Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34

11.    Location of Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34


EXHIBITS

Exhibit 3.1              Sellers' Disclosure Schedule
Exhibit 3.2              Buyer's Disclosure Schedule
Exhibit 4                Company Disclosure Schedule
Exhibit 7.1.7(a)         Employment and Non-Competition Agreement
Exhibit 7.1.7(b)         Consulting Agreement
Exhibit 7.1.8            Opinion of Counsel for Sellers
Exhibit 7.1.12           General Release
Exhibit 7.2.6            Opinion of Counsel for Buyer

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement is entered into as of July 13, 1995, by and among FUTURE DOMAIN CORPORATION, a California corporation (the "Company"), the holders of all of the preferred stock and a majority of the common stock of the Company (the "Sellers"), Jack A. Allweiss ("Jack Allweiss"), Patricia A. Allweiss ("Patricia Allweiss") and ADAPTEC, INC., a California corporation (the "Buyer"). As used herein, the "Company" shall mean, unless the context requires otherwise, FUTURE DOMAIN CORPORATION and the Subsidiary (as defined in Section 4.6 below). The Company, the Sellers, Jack Allweiss, Patricia Allweiss and the Buyer are sometimes referred to herein individually as a "Party" and collectively as the "Parties."


                                    RECITALS

         The Sellers in the aggregate own all of the outstanding preferred stock and a majority of the common stock of the Company.

         In order to induce Buyer to purchase the shares from Sellers, each of Jack Allweiss and Patricia Allweiss desires to make certain representations and warranties, and to enter into certain agreements, as set forth herein.

         This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Company owned by them in return for cash.

         The consummation of this Agreement and the sale of the shares hereunder is intended to occur concurrently with the sale of the remaining shares of common stock of the Company to the Buyer under a separate stock purchase agreement (the "Minority Shareholder Agreement"), such that upon the closing of both transactions, the Buyer will own all of the outstanding capital stock of the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:


                                   AGREEMENT

         1. Certain Definitions. As used in this Agreement the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement, the location of which is set forth in Section 11 hereof.

         "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

         "Confidential Information" means any information concerning the business and affairs of the Company that is designated by the Company as confidential except for information which (i) was known to, or had been (or was in the process of being) independently developed by, Buyer or an Affiliate of Buyer prior to the receipt thereof from the Company; (ii) was at the time of disclosure by the Company a matter of public knowledge through no fault of the Buyer or an Affiliate of Buyer; or (iii) was or hereafter is obtained by the Buyer or an Affiliate of Buyer from a third party under no duty of confidentiality to the Company.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation, retirement plan, severance plan or similar plan or arrangement;
(b) Employee Pension Benefit Plan; (c) Employee Welfare Benefit Plan; (d) Multiemployer Plan; and (e) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(l).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Gross Negligence" consists of an intentional act, or the failure to perform a duty, with reckless disregard for the results.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, drawings, specifications, customer and supplier lists, pricing and cost information, financial information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Majority Shareholders" shall mean the Allweiss Family Trust and the Allweiss Charitable Remainder Trust.

         "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company.

         "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37) and Code Sec. 414(f).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         2.      Purchase and Sale of Company Shares.

                 2.1 Basic Transaction. Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his, her or its shares of capital stock of the Company (the "Company Shares") at the Closing for the consideration specified below:

                          2.1.1   Initial Payment.  The Buyer agrees to pay to
the Sellers at Closing the amount of $2.57194971 for each share of Common Stock of the Company then held and $51.43899425 for each share of Preferred Stock of the Company then held, for a total initial payment of $20,623,847.48 for all of such shares, in cash, payable by Buyer's check, subject to the Sellers' delivery instructions as to certain portions of the initial payment as set forth in Section 2.5 below. The total purchase price shall be allocated among the Sellers in proportion to their respective holdings of Preferred and Common Stock as set forth in Section 4.2.1 of the Company Disclosure Schedule.

                          2.1.2   Final Payment.  The Buyer agrees to pay to
the Sellers not later than the date which is twelve (12) months after the Closing a final payment equal in the aggregate to $1,325,000 less any amounts withheld and set off by Buyer pursuant to Section 8 of this Agreement, and subject to the Sellers' delivery instructions as to four percent (4%) of such final payment as set forth in the last sentence of this paragraph. Such payment shall be made in cash by Buyer's check and shall be paid to the Sellers' in the same proportionate amounts as the initial payment under Section
2.1.1 above. Pursuant to Sellers' request, Buyer shall pay four percent (4%) of the final payment to L. H. Friend, Weinress, Frankson and Presson ("L. H. Friend").

                 2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304-1050, on or before July 13, 1995, commencing at 9:00 a.m. local time or, if all required governmental approvals (including any approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act")) have not been obtained and all closing conditions satisfied or waived by such date, then on the fifth business day following the receipt of such governmental approvals and the satisfaction or waiver of all closing conditions set forth in
Section 7 (other than conditions with respect to actions the respective Parties will take at the Closing itself). The date on which the Closing occurs is referred to herein as the "Closing Date".

                 2.3 Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.1 below; (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in
Section 7.2 below; (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of such Sellers' Company Shares, endorsed in blank or accompanied by duly executed assignment documents; and (iv) the Buyer will deliver the initial payment specified in Section 2.1.1 above as follows:
(A) $455,850.98 to L.H. Friend, (B) $87,495.39 to Cooley Godward Castro Huddleson & Tatum, plus related costs in the amount specified by the Company to the Buyer at the Closing and (C) the remainder to the Sellers, pro rata, based on their respective holdings of Company Shares.

         3.      Representations and Warranties Concerning the Transaction

                 3.1 Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1) with respect to such Seller, except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof (and initialed by the Sellers and the Buyer), a copy of which is attached hereto as Exhibit 3.1 (referred to herein as the "Sellers' Disclosure Schedule"). The Sellers' Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 3.1.

                          3.1.1   Organization of Certain Sellers.  If the
Seller is a corporation, the Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                          3.1.2   Authorization of Transaction.  The Seller has
full power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereunder and to perform such Sellers' obligations hereunder and no other proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                          3.1.3   Noncontravention.  Neither the execution and
the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of the Sellers' obligations hereunder, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, or (B) (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any agreement, contract, lease, license, instrument, franchise, permit or other arrangement to which the Seller is a party or by which such Seller is bound or to which any of such Sellers' assets is subject.

                          3.1.4   Fees.  Except as provided in (i) the
Engagement Agreement dated September 14, 1994 between the Company and L.H. Friend and (ii) Section 10.12 of this Agreement, the Seller has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney with respect to the transactions contemplated by this Agreement.

                          3.1.5   Company Shares.  The Seller holds of record
and owns beneficially the number of Company Shares set forth next to such Seller's name in Section 4.2.1 of the Company Disclosure Schedule, free and clear of any restrictions on transfer, taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands and upon delivery of the stock certificates representing the Company Shares at Closing and payment therefor as provided in Section 2.2 above, Buyer will acquire valid title thereto, free and clear of all Security Interests and restrictions on transfer. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

                 3.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2), except as set forth in the disclosure schedule delivered by the Buyer to the Sellers on the date hereof (and initialed by the Buyer and the Sellers), a copy of which is attached hereto as Exhibit 3.2 (referred to herein as the "Buyer's Disclosure Schedule"). The Buyer's Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 3.2.

                          3.2.1   Organization of the Buyer.  The Buyer is a
corporation duly organized, validity existing, and in good standing under the laws of the jurisdiction of its incorporation.

                          3.2.2   Authorization of Transaction.  The Buyer has
full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                          3.2.3   Noncontravention.  Neither the execution and
the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws, or (B) (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the buyer is a party or by which it is bound or to which any of its assets is subject.

                          3.2.4   Brokers' Fees.  Except with respect to an
investment banking fee to be paid to Bear, Stearns & Co., Inc., the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

                          3.2.5   Investment.  The Buyer is acquiring the
Company Shares for investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

         4. Representations and Warranties Concerning the Company. The Company, the Majority Shareholders, Jack Allweiss and Patricia Allweiss hereby jointly and severally represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Company to the Buyer on the date hereof (and initialed by the Buyer), a copy of which is attached hereto as Exhibit 4 (referred to herein as the "Company Disclosure Schedule") and except for events occurring in the Ordinary Course of Business of the Company between the date of this Agreement and the Closing Date, which events are not material individually or in the aggregate, do not violate any of the covenants or agreements of the Company or the Sellers herein in any material respect, and are disclosed to the Buyer by means of an updated Company Disclosure Schedule not less than two days prior to the Closing. The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

                 4.1      Organization, Qualification, and Corporate Power.
The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority, and has all necessary licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4.1 of the Company Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company have not been conducted under any other name during the past five (5) years.

                 4.2      Capitalization.

                          4.2.1   Capital Stock.  The entire authorized capital
stock of the Company consists of (i) 150,000 shares of Preferred Stock, all of which are designated Series A Convertible Preferred Stock, 141,045 of which are issued and outstanding, and are convertible into an aggregate of 2,820,900 shares of Common Stock, and (ii) 20,000,000 shares of Common Stock, 6,342,880 of which are issued and outstanding. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in
Section 4.2.1 of the Company Disclosure Schedule. All of the outstanding shares of capital stock have been offered, issued and sold by the Company in compliance with applicable Federal and state securities laws.

                          4.2.2   No Other Rights or Agreements.  Except for an
option to purchase 1,000 shares of Common Stock, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. The stock option described in the preceding sentence will be exercised in full prior to the Closing. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

                 4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of its charter or bylaws, or (B) (i) conflict with,
(ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any agreement, contract, lease, license, instrument, franchise permit or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                 4.4 Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney with respect to the transactions contemplated by this Agreement.

                 4.5 Financial Statements. Section 4.5 of the Company Disclosure Schedule contains the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended March 31, 1993, March 31, 1994 and March 31, 1995 (the "Most Recent Fiscal Year End") for the Company. The audited financial statements for the fiscal year ended March 31, 1995 are referred to herein as the "Most Recent Financial Statements." The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods. The books of account of the Company reflect as of the dates shown thereon substantially all items of income and expenses, and all assets, liabilities and accruals of the Company required to be reflected therein, in accordance with generally accepted accounting principles consistently applied.

                 4.6 Subsidiaries. Future Domain Foreign Sales Corporation (the "Subsidiary") is the only entity in which the Company holds, directly or indirectly, an equity interest. The Company owns and has good and valid title to all of the outstanding shares of the capital stock of the Subsidiary free of any liens or adverse claims (other than any liens or adverse claims existing by virtue of applicable securities laws). All of the issued and outstanding shares of capital stock of the Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require the Company to sell, transfer, or otherwise dispose of any capital stock of the Subsidiary or that could require the Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Subsidiary.

                 4.7 Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the balance sheet contained within the Most Recent Financial Statements (the "Most Recent Balance Sheet") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the Most Recent Fiscal Year End. No Person other than the Company owns any assets or properties currently utilized in or reasonably necessary to the operations or business of the Company or situated on any of the premises of the Company. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of the Company (or any interest therein) except for this Agreement and those contracts entered into during the Ordinary Course of Business for the sale of products and services to customers of the Company.

                 4.8 Events Subsequent to Most Recent Fiscal Year End. Since March 31, 1995, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date:

                          4.8.1   the Company has not sold, leased,
transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business,

                          4.8.2   the Company has not entered into any
agreement, contract, lease, or license outside the Ordinary Course of Business;

                          4.8.3   no party (including the Company) has
accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which the Company is a party or by which it is bound and the Company has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

                          4.8.4   none of the assets of the Company, tangible
or intangible, has become subject to any Security Interest;

                          4.8.5   the Company has not made any capital
expenditures except in the Ordinary Course of Business and not exceeding $1,000,000 in the aggregate of all such capital expenditures;

                          4.8.6   the Company has not made any capital
investment in, or any loan to, any other Person;

                          4.8.7   the Company has not created, incurred,
assumed, or guaranteed any indebtedness for borrowed money and capitalized lease obligations;

                          4.8.8   the Company has not granted any license or
sublicense of any rights under or with respect to any Intellectual Property;

                          4.8.9   there has been no change made or authorized
in the charter or bylaws of the Company;

                          4.8.10  the Company has not issued, sold, or
otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                          4.8.11  the Company has not declared, set aside, or
paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                          4.8.12  the Company has not experienced any damage,
destruction, or loss (whether or not covered by insurance) to its property in excess of $25,000 in the aggregate of all such damage, destruction and losses;

                          4.8.13  the Company has not suffered any repeated,
recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services;

                          4.8.14  the Company has not made any loan to, or
entered into any other transaction with, any of its Affiliates, directors, officers, or employees or their Affiliates, and, in any event, any such transaction was on fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm's length transaction with a Person which is not such a director, officer or employee or Affiliate thereof;

                          4.8.15  the Company has not entered into any
employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                          4.8.16  the Company has not granted any increase in
the base compensation of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees;

                          4.8.17  the Company has not adopted, amended,
modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

                          4.8.18  the Company has not made any other change in
employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

                          4.8.19  the Company has not suffered any adverse
change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or dealers;

                          4.8.20  the Company has not suffered any adverse
change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;

                          4.8.21  the Company has not received notice or had
knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

                          4.8.22  the Company has not changed any of the
accounting principles followed by it or the method of applying such principles;

                          4.8.23  the Company has not made a change in any of
its banking or safe deposit arrangements;

                          4.8.24  the Company has not entered into any
transaction other than in the Ordinary Course of Business; and

                          4.8.25  the Company has not committed to any of the
foregoing.

                 4.9 Undisclosed Liabilities. The Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business.

                 4.10 Legal Compliance. The Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced against, or received by, any governmental body alleging any failure to so comply. The licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are listed on Section 4.10 of the Company Disclosure Schedule are the only governmental authorizations that are necessary for the operations of the Company.

                 4.11     Tax Matters.

                          4.11.1  For purposes of this Agreement, "Taxes" means
all federal, state, municipal, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, value added, license, excise, franchise, employment, withholding, capital stock, levies, imposts, duties, transfer and registration fees or similar taxes or charges imposed on the income, payroll, properties or operations of the Company, together with any interest, additions or penalties, deficiencies or assessments with respect thereto and any interest in respect of such additions or penalties.

                          4.11.2  The Company has filed all reports and returns
with respect to any Taxes ("Tax Returns") that it was required to file. All such Tax Returns were correct and complete in all respects, and no such Tax Returns are currently the subject of audit. All Taxes owed by the Company (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Balance Sheet. The Company has provided adequate reserves on its Financial Statements for the payment of any taxes accrued but not yet due and payable. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                          4.11.3  There is no dispute or claim concerning any
Tax liability of the Company either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority. There are no tax liens of any kind upon any property or assets of the Company, except for inchoate liens for taxes not yet due and payable.

                          4.11.4  The Company has not filed a consent under
Sec. 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company is not a party to any tax allocation or sharing agreement. The Company (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "Affiliated Group") filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) and (B) has no any liability for the taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                          4.11.5  The unpaid Taxes of the Company (A) did not,
as of the Most Recent Fiscal Year End, exceed by any amount the reserve for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

                 4.12     Properties

                          4.12.1  The Company owns no real property.

                          4.12.2  Section 4.12.2 of the Company Disclosure
Schedule lists and describes briefly all real property leased or subleased to the Company. The Company has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4.12.2 of the Company Disclosure Schedule (as amended to date), with respect to each lease and sublease listed in Section 4.12.2 of the Company Disclosure Schedule:

                                  4.12.2.1  the lease or sublease is legal,
valid, binding, enforceable, and in full force and effect in all respects;

                                  4.12.2.2  no party to the lease or sublease
is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                  4.12.2.3  no party to the lease or sublease
has repudiated any provision thereof;

                                  4.12.2.4  there are no disputes, oral
agreements, or forbearance programs in effect as to the lease or sublease;

                                  4.12.2.5  the Company has not assigned,
transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                                  4.12.2.6  all facilities leased or subleased
thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all respects.

                 4.13     Intellectual Property.

                          4.13.1  The Company has not interfered with,
infringed upon, misappropriated or violated any Intellectual Property rights of third parties in any respect, and none of the directors and officers of the Company has received during the last seven years any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Company must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of the Company.

                          4.13.2  Section 4.13.2 of the Company Disclosure
Schedule identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has made available the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 4.13.2 of the Company Disclosure Schedule also identifies (i) each trade name or unregistered trademark used by the Company in connection with any of its businesses and (ii) each unregistered copyright owned by the Company. With respect to each item of Intellectual Property required to be identified in Section 4.13.2 of the Company Disclosure
Schedule:

                                  4.13.2.1  the Company possesses all right,
title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                                  4.13.2.2  the item is legal and valid and in
full force and effect and is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                  4.13.2.3  no action, suit, proceeding,
hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

                                  4.13.2.4  The Company has never agreed to
indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                          4.13.3   Section 4.13.3 of the Company Disclosure
Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Company has made available to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.13.3 of the Company Disclosure Schedule:

                                   4.13.3.1  the license, sublicense,
agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all respects;

                                   4.13.3.2  no party to the license,
sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                                   4.13.3.3  no party to the license,
sublicense, agreement, or permission has repudiated any provision thereof; and

                                   4.13.3.4  The Company has not granted any
sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                 4.14 Tangible Assets. The buildings, machinery, equipment and other tangible assets that the Company owns and leases are free from defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

                 4.15 Inventory. All of the inventory of the Company, which consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, is usable, merchantable and fit for the purpose for which it was procured or manufactured, and none of such inventory is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

                 4.16 Contracts. Section 4.16 of the Company Disclosure Schedule lists the following contracts, agreements, commitments and other arrangements to which the Company is a party or by which it or any of its assets is bound:

                          4.16.1  any agreement (or group of related
agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $12,000 per annum;

                          4.16.2  any agreement (or group of related
agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will ex-tend over a period of more than one year or involve consideration in excess of $25,000;

                          4.16.3  any agreement for the purchase of supplies,
components, products or services from single source suppliers, custom manufacturers or subcontractors;

                          4.16.4  any agreement concerning a partnership or
joint venture;

                          4.16.5  any agreement (or group of related
agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $ 1 0, 000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                          4.16.6  any agreement concerning confidentiality,
noncompetition or restraint of trade;

                          4.16.7  any agreement with any Seller or any of such
Sellers' Affiliates (other than the Company) or with any Affiliate of the Company;

                          4.16.8  any profit sharing, stock option, stock
purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                          4.16.9  any collective bargaining agreement;

                          4.16.10 any agreement for the employment of any
individual on a full-time, part-time, consulting, or other basis;

                          4.16.11 any agreement under which it has advanced or
loaned any amount to any of its directors, officers, and employees;

                          4.16.12 any agreement under which the consequences
of a default or termination could have a Material Adverse Effect;

                          4.16.13 any agreement with any original equipment
manufacturer entered into or performed by the Company within the last three years;

                          4.16.14 any agreement pursuant to which the Company
is obligated to provide maintenance, support or training for its products;

                          4.16.15 any standard form agreement used by the
Company, including, but not limited to, any purchase order, statement of standard terms and conditions of sale, or employment offer letter;

                          4.16.16 any agreement pursuant to which any of the
Company's products is manufactured; and

                          4.16.17 any other agreement (or group of related
agreements) the performance of which involves consideration in excess of $12,000 or which is expected to continue for more than six months from the date hereof.

The Company has made available to the Buyer a correct and complete copy of each written agreement listed in Section 4.16 of the Company Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.16 of the Company Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) no party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) no party has repudiated any provision of the agreement; and (D) none of the directors or officers of the Company has any reason to believe that the service called for thereunder cannot be supplied in accordance with its terms and without resulting in a loss to any of the Company.

                 4.17 Notes and Accounts Receivable. All notes and accounts receivable of the Company, all of which are reflected properly on the books and records of the Company, are valid receivables subject to no setoffs, defenses or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

                 4.18 Power of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

                 4.19 Insurance. Section 4.19 of the Company Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:

                          4.19.1  the name, address, and telephone number of
the agent;

                          4.19.2  the name of the insurer, the name of the
policyholder, and the name of each covered insured;

                          4.19.3  the policy number and the period of coverage;

                          4.19.4  the scope (including an indication of whether
the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                          4.19.5  a description of any retroactive premium
adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all respects (and there has been no notice of cancellation or nonrenewal of the policy received); (B) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) no party to the policy has repudiated any provision thereof, and (D) there has been no failure to give any notice or present any claim under the policy in due and timely fashion. Section 4.19 of the Company Disclosure Schedule describes any self-insurance arrangements affecting any of the Company.

                 4.20 Litigation. Section 4.20 of the Company Disclosure Schedule sets forth each instance in which the Company (or any of its assets)
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been within the last three years a party, or, to the knowledge of the Company, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the Company, Jack Allweiss, Patricia Allweiss and the Majority Shareholders is aware of any facts or circumstances which would form the basis of any claim against the Company.

                 4.21 Product Warranty. Substantially all of the products manufactured, sold, leased, and delivered by the Company have conformed in all respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. Substantially all of the products manufactured, sold, leased, and delivered by the Company are subject to standard terms and conditions of sale or lease. Section 4.21 of the Company Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

                 4.22 Product Liability. The Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury, to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

                 4.23 Employees. No executive, key employee, or significant group of employees has advised any of Jack Allweiss, Patricia Allweiss, Erv Hauck, Mark Robinson, Roger Budris or Madonna Saxton that he, she or they plan to terminate employment with the Company during the next 12 months. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. The Company has not committed any unfair labor practice. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

                 4.24     Employee Benefits.

                          4.24.1  Section 4.24 of the Company Disclosure
Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or is obligated to contribute.

                                  4.24.1.1  Each such Employee Benefit Plan
(and each related trust, or fund established by the Company) complies in form and in operation in all respects with their terms, the applicable requirements of ERISA, the Code, and other applicable laws.

                                  4.24.1.2  All required reports and
descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Sec. 4980B have been met in all respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. No event has occurred and no condition exists with respect to any Employee Benefit Plan that would subject the Company to any tax under Code Sections 4972, 4976 or 4979 or to a fine under ERISA Sections 502(i) or 502(l).

                                  4.24.1.3  All contributions, premiums or other
payments (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan and all contributions, premiums or other payments for any period ending on or before the Closing Date which are not yet due shall been paid to each such Employee Benefit Plan or shall be accrued in accordance with the custom and practice of the Company.

                                  4.24.1.4  Each such Employee Benefit Plan
which is an Employee Pension Benefit Plan and which is intended to qualify under Code Sec. 401(a), has received a favorable determination letter from the Internal Revenue Service with respect to the qualification of the plan under Code Section 401(a) and the exemption of any corresponding trust under Code
Section 501, unless the Internal Revenue Service is deemed to have approved the form of such Plan under applicable IRS Revenue Procedures. A copy of such determination letters have been provided to the Buyer and nothing has occurred since the date of each such determination letter that would cause such Employee Pension Benefit Plan to lose its ability to rely on such letter. Each Employee Pension Benefit Plan has been restated to comply with the 1986 Tax Reform Act and subsequent applicable tax legislation to the extent required by governing tax law. A copy of any determination letters applicable to such restatement which have been received by the Company has been provided to the Buyer.

                                  4.24.1.5  Neither the Company nor any other
Person or entity under common control with the Company within the meaning of
Section 414(b), (c) or (m) of the Code and the regulations thereunder has now or at any previous time, maintained, established, sponsored, participated in, or contributed to, any Employee Pension Benefit Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Employee Welfare Benefit Plan or other Employee Benefit Plan providing welfare benefits is funded with a trust or other funding vehicle, other than insurance policies or contracts with a health maintenance organization or similar health care delivery entity.

                                  4.24.1.6  The Company has made available to
the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, if any, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each maintained Employee Benefit Plan. The terms of any such documentation or other communication do not prohibit the Buyer from amending or terminating any such Employee Benefit Plan.

                          4.24.2  With respect to each Employee Benefit Plan
that the Company, and/or any controlled group of corporations within the meaning of Code Sec. 1563 (a "Controlled Group of Corporations") which includes the Company, maintains or ever has maintained or to which any of them contributes, ever contributed, or ever has been required to contribute:

                                  4.24.2.1  There have been no prohibited
transactions within the meaning of ERISA Sec. 406 and Code Sec. 4975 with respect to any such Employee Benefit Plan. No fiduciary within the meaning of ERISA Sec. 3(21) (a "Fiduciary"), has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

                          4.24.3  Except as disclosed in Schedule 4.24, the
Company does not maintain or contribute to, has never maintained or contributed to, and has never been required to contribute to, any Employee Welfare Benefit Plan or any other Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B or Part 6 of Subtitle B of Title I of ERISA).

                          4.24.4  There is no liability in connection with any
Employee Benefit Plan that is not fully disclosed or provided for on the Most Recent Balance Sheet for which disclosure would be required under generally accepted accounting principles.

                          4.24.5  No Employee Benefit Plan or the Company has
any liability to any plan participant, beneficiary or other person by reason of the payment of benefits or the failure to pay benefits with respect to benefits under or in connection with any such Employee Benefit Plan, other than claims in the normal administration of such plans.

                 4.25 Guaranties. The Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

                 4.26     Environment, Health, and Safety.

                          4.26.1  For purposes of this Agreement, the following
terms have the following meanings:

                                  "Environmental, Health, and Safety Laws"
means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms as defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term "Environmental, Health and Safety Laws" shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq.
the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act,
42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

                                  "Extremely Hazardous Substance" means a
substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency Planning and Community Right to Know Act, 42 U.S.C.
Section 11001 et seq., as amended.

                                  "Hazardous Material" means any material or
substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental,

Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

                          4.26.2  Each of the Company and its predecessors and
Affiliates (A) has complied with the Environmental, Health, and Safety Laws in all respects (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

                          4.26.3  The Company has no liability (whether known
or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and none of the Company and its predecessors and Affiliates has handled or disposed of any Hazardous Materials or extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that could give rise to any liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                          4.26.4  No Extremely Hazardous Substances are
currently, or have been, located at, on, in, under or about all properties and equipment used in the business of the Company and its predecessors and Affiliates.

                          4.26.5  No Hazardous Materials are currently located
at, on, in, under or about all properties and equipment used in the business of the Company and its predecessors and Affiliates in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

                 4.27 Certain Business Relationships With the Company. Neither the Sellers nor any director or officer of the Company, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Company, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by the Company.

                 4.28 No Adverse Developments. There is no development (exclusive of general economic factors affecting business in general) or, to the Company's knowledge, threatened development affecting the Company (or affecting customers, suppliers, employees, and other Persons which have relationships with the Company) that (i) is having or may have a Material Adverse Effect, or (ii) would prevent the Buyer from conducting the business of the Company following the Closing in the manner in which it was conducted or planned to be conducted prior to the Closing.

                 4.29 Full Disclosure. No representation or warranty in this Section 4 or in any document delivered by Jack Allweiss, Patricia Allweiss or the Company pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to the Buyer pursuant hereto or in connection with this Agreement contains any untrue statement of a material fact, or omits to state any fact necessary to make any statement herein or therein not materially misleading. There is no fact, development or threatened development (excluding general economic factors affecting business in general) which Jack Allweiss and Patricia Allweiss have not disclosed to the Buyer in writing and which is having or is likely to have a Material Adverse Effect. Jack Allweiss, Patricia Allweiss or the Company have delivered to the Buyer true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Company Disclosure Schedule.

         5. Pre-Closing Covenants. With respect to the period between the execution of this Agreement and the Closing:

                 5.1 General. Each of the Parties will use his, her or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

                 5.2 Notices and Consents. The Majority Shareholders will cause the Company to give any notices to third parties and will cause the Company to use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 4.3 above. Each of the Parties will (and the Majority Shareholders will cause the Company to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.1.2, Section 3.2.2 and Section 4.3 above. Without limiting the generality of the foregoing, the Buyer as an "Acquiring Person" and the Company as an "Acquired Person" will file the Notification and Report Forms and related material required by the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use their reasonable best efforts to obtain clearance either through early termination of the waiting period or through lapse of the waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Notwithstanding the foregoing, nothing in this Section 5.2 shall be construed to require any party to transfer or assign rights or other assets to a Person who is not a Party.

                 5.3 Operation of Business. The Majority Shareholders will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Majority Shareholders will not cause or permit the Company to (i) issue any capital stock or issue or grant any options, warrants or rights to acquire any capital stock or (ii) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.8 above. In addition, the Majority Shareholders will cause the Company to comply with all laws, statutes, ordinances, rules, regulations and orders applicable to it or to the conduct of its business, except for violations that would not subject the Company to a penalty or loss that would constitute a Material Adverse Effect.

                 5.4 Preservation of Business. The Majority Shareholders will cause the Company to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                 5.5 Access to Information; Due Diligence. Each of the Majority Shareholders will cause the Company to permit the Buyer and its representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to information sufficient to enable the Buyer to confirm the value of the transactions contemplated hereby and to complete such governmental filings and approvals as may be necessary to effect the transaction. At the Company's request, the Parties will cooperate to restrict access to Confidential Information to predesignated representatives of the Buyer. Neither such access, inspection and furnishing of information to the Buyer and its representatives, nor any investigation by the Buyer and its representatives, shall in any way diminish or otherwise effect Buyer's right to rely on any representation or warranty made by the Majority Shareholders or the other Sellers hereunder. The Buyer and its representatives shall hold in strict confidence any Confidential Information it or they receive from any of the Sellers or the Company in the course of the due diligence investigation contemplated by this Section 5.5, will not improperly utilize or disclose or convey to any other Person such Confidential Information, and, if this Agreement is terminated for any reason whatsoever, will return to the Majority Shareholders and the Company all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Except as may be required by law, the Buyer shall not disclose to any Person and shall not permit any of the Buyer's representatives to disclose to any Person the existence of this Agreement or any of the terms or provisions hereof.

                 5.6 Notice of Developments. The Majority Shareholders will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in
Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of her or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement Sellers' Disclosure Schedule, the Company Disclosure Schedule or Buyer's

Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                 5.7 Exclusivity. None of the Sellers will (and the Majority Shareholders will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will transfer or offer to transfer any of his, her or its Company Shares. None of the Sellers will vote their Company Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange.

         6. Post-Closing Covenants. With respect to the period following the Closing:

                 6.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Company.

                 6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Closing Date involving the Company or (B) arising out of the Buyer's operation of the business of the Company following the Closing in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below). Notwithstanding the foregoing, each of Jack Allweiss and Patricia Allweiss agrees that for a period of three years following the Closing, such Party shall provide to Buyer the assistance described in the preceding sentence at the sole expense of such Party.

                 6.3 Transition. None of the Sellers nor Jack Allweiss or Patricia Allweiss will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

                 6.4 Confidentiality. Each of the Sellers and Jack Allweiss and Patricia Allweiss will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in her or its possession. In the event that any of the Sellers, Jack Allweiss or Patricia Allweiss is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Person will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers, Jack Allweiss, Patricia Allweiss and directors and officers of the Company is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Person may disclose the Confidential Information to the tribunal; provided, however, that such disclosing Person shall use his, her or its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

         7.      Conditions to Obligation to Close.

                 7.1 Conditions to the Buyer's Obligation to Close. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                          7.1.1   the representations and warranties set forth
in Section 3.1 and Section 4 above (supplemented in the case of Section 4 by the updated Company Disclosure Schedule permitted under Section 4) shall be true and correct in all respects at and as of the Closing Date;

                          7.1.2   the Majority Shareholders, Jack Allweiss,
Patricia Allweiss, the other Sellers and the Company shall have performed and complied with all of their covenants hereunder in all respects through the Closing, and all of the Sellers shall have tendered all of their Company Shares to the Buyer at the Closing;

                          7.1.3   the Company shall have procured all of the
third party consents specified in Section 5.2 above;

                          7.1.4   no action, suit, or proceeding shall be
pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of the Buyer to own the Company Shares and to control the Company, or (D) affect materially and adversely the right of the Company to own its assets

(including without limitation its intellectual property assets) and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or will likely cause any of the effects under clause (A), (B), (C), or (D) of this
7.1.4 to occur.

                          7.1.5   Jack Allweiss and Patricia Allweiss shall
have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7.1.1 to Section 7.1.4 (inclusive) is satisfied in all respects;

                          7.1.6   all applicable waiting periods (and any
extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.1.2, Section 3.2.2, Section 4.3 above or disclosed in a corresponding Section in Sellers' Disclosure Schedule, the Company Disclosure Schedule or Buyer's Disclosure Schedule;

                          7.1.7   Jack Allweiss shall have executed and
delivered to the Company an Employment and Non-Competition Agreement substantially identical in form and content to the form of agreement attached hereto as Exhibit 7.1.7(a) (the "Employment Agreement") and Patricia Allweiss shall have executed and delivered to the Company a consulting agreement substantially identical in form and content to the form of agreement attached hereto as Exhibit 7.1.7(b), and such agreements shall be in full force and effect;

                          7.1.8   the Buyer shall have received from counsel to
the Sellers an opinion in form and substance as set forth in Exhibit 7.1.8 attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                          7.1.9   the Buyer shall have received the
resignations of the directors and officers of the Company, effective as of the Closing;

                          7.1.10  A actions to be taken by the Sellers and the
Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

                          7.1.11  all of the conditions to the Buyer's
obligation to close under the Minority Shareholder Agreement shall have been satisfied and such transaction shall have closed;

                          7.1.12  each Seller and each officer and director of
the Company shall have executed and delivered a general release of any claims against the Company and its successors in the form attached hereto as Exhibit 7.1.12;

                          7.1.13  all disputes between the Company and third
parties shall have been resolved to the satisfaction of the Buyer.

                          7.1.14  the Company shall deliver to Buyer a properly
executed statement conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(l)(i) and 1.1445-2(c)(3) and the Company further agrees to provide the notification to the Internal Revenue Service required pursuant to Treasury Regulation Section 1.897-2(h)(2).

                 The Buyer may waive any condition (in whole or in part) specified in this Section 7 if it executes a writing so stating at or prior to the Closing.

                 7.2 Conditions to the Sellers' Obligation. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                          7.2.1   the representations and warranties set forth
in Section 3.2 above shall be true and correct in all respects at and as of the Closing Date;

                          7.2.2   the Buyer shall have performed and complied
with all of its covenants hereunder in all respects through the Closing;

                          7.2.3   no action, suit, or proceeding shall be
pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
(A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or will likely cause any of the effects under clause
(A) or (B) of this 7.2.3 to occur;

                          7.2.4   the Buyer shall have delivered to Jack
Allweiss and Patricia Allweiss a certificate to the effect that each of the conditions specified above in Section 7.2.1 to Section 7.2.3 (inclusive) is satisfied in all respects;

                          7.2.5   all applicable waiting periods (and any
extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.1.2, 3.2.2, and 4.3 above;

                          7.2.6   the Sellers shall have received from counsel
to the Buyer an opinion in form and substance as set forth in Exhibit 7.2.6 attached hereto, addressed to the Sellers, and dated as of the Closing Date;

                          7.2.7   all actions to be taken by the Buyer in
connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Jack Allweiss and Patricia Allweiss;

                          7.2.8   all of the conditions to the Sellers'
obligation to close under the Minority Shareholder Agreement shall have been satisfied and such transaction shall have closed;

                          7.2.9   Jack Allweiss and Patricia Allweiss shall
have been relieved of all obligations in their capacities as guarantors under the Company's bank lines of credit and the Company's credit cards.

                 The Majority Shareholders may waive on behalf of all the Sellers any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing.

         8.      Remedies for Breaches of This Agreement.

                 8.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in Sections 3 and 4 shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one year following the Closing. The covenants and agreements in this Agreement shall survive except to the extent they are specifically limited by their terms.

                 8.2      Indemnification Provisions for Benefit of the Buyer.

                          8.2.1   In the event any of the Company, the Majority
Shareholders, Jack Allweiss and Patricia Allweiss breaches any of his, her or its representations, warranties, agreements or covenants contained herein, other than representations and warranties contained in Section 3.1, provided that the Buyer makes a written claim for indemnification pursuant to Section
10.7 below, then, subject to Sections 8.2.3 and 8.6 below, the Sellers agree, jointly and severally, to indemnify, defend and hold harmless the Buyer from and against the entirety of any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses ("Adverse Consequences") the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                          8.2.2   In the event any of the Sellers breaches any
of his, her or its representations and warranties contained in Section 3.1 hereof, provided that the Buyer makes a written claim for indemnification against such Seller pursuant to Section 10.7 below, then the Seller
(severally and not jointly) agrees to indemnify, defend and hold harmless the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                          8.2.3   The Sellers shall not be required to
indemnify Buyer under this Section 8 except to the extent that the cumulative amount of the Adverse Consequences actually incurred by the Buyer actually exceeds $62,500, in which case the Sellers shall be obligated to indemnify Buyer for the full amount of such Adverse Consequences (including the first $62,500 in Adverse Consequences).

                 8.3 Procedure for Asserting Claims. If Buyer wishes to assert a claim for indemnification pursuant to this Section 8, Buyer shall prepare and deliver to the Sellers' Agent appointed pursuant to Section 10.16 of this Agreement a certificate signed by an officer of Adaptec (an "Officer's Certificate") providing notice of such claim and specifying in reasonable detail the date the Adverse Consequences relating to such claim were paid, incurred or otherwise arose, and the nature of the misrepresentation or breach to which such Adverse Consequences are related. Buyer shall act reasonably and in good faith in preparing any such Officer's Certificate and in specifying any alleged Adverse Consequences. If the Sellers' Agent disputes the claim, Sellers' Agent shall notify Buyer of such disagreement within ten (10) days of the receipt from Buyer of the Officer's Certificate, but in no event later than the date twelve months after the Closing. Thereupon, Buyer and the Sellers' Agent will, during the thirty (30) day period following delivery of the Officer's Certificate, or the period remaining before the date twelve months after the Closing, whichever is less, negotiate in good faith to resolve their differences with respect to the claim. Upon the earlier of (1) the expiration of such 30-day period or (2) the date twelve months after the Closing, Buyer shall deduct the amount of the original claim or, if Buyer and the Sellers' Agent have agreed on a different amount, reflected in a written memorandum signed by both parties, such different amount from the final payment to be made to the Sellers pursuant to Section 2.1.2 above. If the Sellers' Agent does not object in the manner set forth above to the claim presented in the Officer's Certificate, Buyer shall deduct the amount of the claim from the final payment to be made to the Sellers pursuant to Section 2.1.2 above.

                 8.4      Matters Involving Third Parties.

                          8.4.1   If any third party shall notify any Buyer
(the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Seller (the "Indemnifying Party") under this Section 8, the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         8.4.2 The Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner such Indemnified Party reasonably may deem appropriate (and such Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8. Notwithstanding the foregoing sentence, counsel for any Indemnifying Party shall be permitted to monitor the Indemnified Party's defense of a Third Party Claim for the purpose of advising the Indemnifying Party of the status and progress of the defense. Any such activity shall be at the sole expense of the Indemnifying Party.

                 8.5 No Indemnity for Corporate Agents. Each of the Sellers hereby agrees that such Seller will not make any claim for indemnification against the Company by reason of the fact that such Seller was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

                 8.6 Exclusivity of Remedy. Except as provided in the next sentence, the Buyer's sole recourse against the Sellers following the Closing for any breach by any Seller, Jack Allweiss, Patricia Allweiss or the Company of any representation, warranty, agreement or covenant contained herein shall be the indemnification provided for under this Section 8 for a period of one year following the Closing which shall be satisfied, subject to Section 8.3 above, by setting off the amount of any claims against the final payment to the Sellers set forth in Section 2.1.2 of this Agreement. Notwithstanding the preceding sentence, in the event of fraud or Gross Negligence on the part of either Jack Allweiss, Patricia Allweiss or the Company in connection with the transactions contemplated by this Agreement, Buyer shall have all available remedies under the law against such Parties and recourse shall not be limited as provided in the preceding sentence.

         9.      Termination.

                 9.1 Termination of the Agreement. Certain of the Parties may terminate this Agreement as provided below:

                          9.1.1   the Buyer and the Majority Shareholders may
terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

                          9.1.2   the Buyer may terminate this Agreement by
giving written notice to the Majority Shareholders at any time prior to the Closing (A) in the event any of the Sellers has breached any representation, warranty, or covenant contained in this Agreement in any respect, the Buyer has notified the Majority Shareholders of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before July 14, 1995, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenants contained in this Agreement); and

                          9.1.3   the Majority Shareholders may terminate this
Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any respect, any of the Majority Shareholders has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 14, 1995, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

                 9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5.5 above shall survive termination.

         10.     Miscellaneous.

                 10.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Majority Shareholders; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

                 10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                 10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                 10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of her or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Majority Shareholders; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                 10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                 10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                 10.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

         If to the Sellers:

         Jack A. Allweiss and Patricia A. Allweiss
         P.O. Box 2000-141
         Mission Viejo, CA 92690

         Copy to:

         Cooley Godward Castro Huddleson & Tatum
         4365 Executive Drive, Suite 1200
         San Diego, CA 92121
         Attention: Frederick T. Muto, Esq.

         If to the Buyer:

         Adaptec, Inc.
         691 S. Milpitas Blvd.
         Milpitas, CA 95035
         Attention:  Christopher G. O'Meara
                     Alicia Jayne Moore, Esq.

         Copy to:

         Wilson, Sonsini, Goodrich & Rosati
         Professional Corporation
         650 Page Mill Road
         Palo Alto, California 94304-1050
         Attention: Henry P. Massey, Jr., Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                 10.9 Forum Selection; Consent to Jurisdiction. All disputes arising out of or in connection with this Agreement shall be solely and exclusively resolved by a court of competent jurisdiction in the State of California. The parties hereby consent to the jurisdiction of the Superior Court of the State of California and the United States District Courts of California and waive any objections or rights as to forum nonconveniens, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

                 10.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Majority Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior to subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

                 10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                 10.12 Expenses. Each of the Sellers and the Buyer will bear her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers will bear, pro rata, any and all costs and expenses of the Company (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. To the extent that the amounts paid at the Closing under clauses (iii)(A) and (B) of Section 2.3 of this Agreement are insufficient to satisfy the obligations of the Sellers and the Company to the respective payees, the Sellers shall pay any deficiency.

                 10.13 Transfer Taxes. Each Seller shall pay all sales, use, stamp, transfer and like taxes, if any, required to be paid in connection with the transfer of her or its Company Shares hereunder.

                 10.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                 10.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                 10.16 Sellers' Representative. The Sellers hereby appoint Patricia Allweiss as their agent and representative (the "Sellers' Agent") for the purposes of: (i) representing, acting for and binding each of them for all purposes of this Agreement and the Escrow Agreement, including without limitation, the settlement of any controversies or disagreements between Buyer and Sellers hereunder; (ii) receiving or giving any notices to or from Sellers hereunder; and (iii) communicating with the Buyer or the Company as to any matters relating to this Agreement. In the event Patricia Allweiss is unable, unwilling or unavailable to serve as Sellers' Representative, the Sellers hereby appoint Jack Allweiss to serve in such capacity, if he is able, willing and available, and if not, someone appointed to serve in such capacity by holders of 51% of the voting power of the Company immediately prior to Closing. The Buyer shall be entitled to presumptively rely without further inquiry upon all acts of, and communications from, the Sellers' Agent as being the authorized actions and communications of the Sellers' Agent as approved by the Sellers. The Sellers' Agent shall be entitled to take binding action on behalf of the Sellers upon obtaining the approval of such Sellers who immediately prior to the Closing owned at least 51% of the voting power of the Company. Each Seller hereby further agrees that he will indemnify and hold harmless the Sellers' Agent for any and all actions taken by the Sellers' Agent under the provisions of this Section 10.16.

                 10.17 Attorneys' Fees. If any legal proceeding or other action for fraud or Gross Negligence relating to this Agreement is brought or otherwise initiated, the prevailing party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         11. Location of Definitions. The following table sets forth the Sections of this Agreement in which certain terms are defined:

         Term                                                          Section
         ----                                                          -------
         Adverse Consequences                                            8.2.1
         Affiliate                                                         1
         Affiliated Group                                                4.11.4
         Buyer                                                          Preamble
         Buyer's Disclosure Schedule                                      3.2
         Closing                                                          2.2

         Term                                                           Section
         ----                                                           -------
         Closing Date                                                     2.2
         Code                                                            4.11.3
         Company                                                        Preamble
         Company Disclosure Schedule                                       4
         Company Shares                                                   2.1
         Confidential Information                                          1
         Controlled Group of Corporations                                4.24.2
         Employee Benefit Plan                                             1
         Employee Pension Benefit Plan                                     1
         Employee Welfare Benefit Plan                                     1
         Employment Agreement                                            7.1.7
         Environmental Health and Safety Laws                            4.26.1
         ERISA                                                             1
         Extremely Hazardous Substance                                   4.26.1
         Fiduciary                                                      4.24.2.1
         Financial Statements                                             4.5
         Hart-Scott Rodino Act                                            2.4
         Hazardous Material                                              4.26.1
         Indemnified or Indemnifying Party                               8.4.1
         Intellectual Property                                             1
         Majority Shareholders                                             1
         Minority Shareholder Agreement                                 Recitals
         Most Recent Balance Sheet                                        4.7
         Most Recent Financial Statements                                 4.5
         Most Recent Fiscal Year End                                      4.5
         Multiemployer Plan                                                1
         Ordinary Course of Business                                       1
         Party or Parties                                               Preamble
         Person                                                            1

         Term                                                           Section
         ----                                                           -------
         Securities Act                                                  3.2.5
         Security Interest                                                 1
         Seller                                                         Preamble
         Sellers' Disclosure Schedule                                     3.1
         Subsidiary                                                       4.6
         Taxes                                                           4.11.1
         Tax Returns                                                     4.11.2
         Third Party Claim                                               8.4.1

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

    SIGNATURE GUARANTEED           FUTURE DOMAIN CORPORATION
    MEDALLION GUARANTEED
   WELLS FARGO BANK, N.A.          By:     /s/ JACK A. ALLWEISS
                                      ------------------------------------------
        /s/ ? HARPER               Title:  CEO
    ----------------------               ---------------------------------------

    SIGNATURE GUARANTEED           ADAPTEC, INC.
    MEDALLION GUARANTEED
   WELLS FARGO BANK, N.A.          By:
                                      ------------------------------------------
        /s/ ? HARPER               Title:
    ----------------------               ---------------------------------------

    SIGNATURE GUARANTEED           /s/ JACK A. ALLWEISS
    MEDALLION GUARANTEED           ---------------------------------------------
   WELLS FARGO BANK, N.A.          Jack A. Allweiss

        /s/ ? HARPER               /s/ PATRICIA A. ALLWEISS
    ----------------------         ---------------------------------------------
                                   Patricia A. Allweiss
    SIGNATURE GUARANTEED
    MEDALLION GUARANTEED           /s/ JACK A. ALLWEISS   PATRICIA A. ALLWEISS
   WELLS FARGO BANK, N.A.          ---------------------------------------------
                                   Jack A. Allweiss and Patricia A. Allweiss,
        /s/ ? HARPER               As Trustees for the Allweiss Family Trust
    ----------------------
                                   /s/ JACK A. ALLWEISS   PATRICIA A. ALLWEISS
    SIGNATURE GUARANTEED           ---------------------------------------------
    MEDALLION GUARANTEED           Jack A. Allweiss and Patricia A. Allweiss,
   WELLS FARGO BANK, N.A.          As Trustees for the Allweiss Charitable
                                   Remainder Trust
        /s/ ? HARPER
    ----------------------
                                   SUMMIT VENTURES, L. P.

                                   By:
                                      -----------------------------------

                                   Title:
                                         --------------------------------

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                   FUTURE DOMAIN CORPORATION

                                   By:
                                      ------------------------------------------
                                   Title:
                                         ---------------------------------------

                                   ADAPTEC, INC.

                                   By:  /s/ S. SUNDARESH
                                      ------------------------------------------
                                   Title:  Vice President and General Manager
                                         ---------------------------------------

                                   ---------------------------------------------
                                   Jack A. Allweiss

                                   ---------------------------------------------
                                   Patricia A. Allweiss

                                   ---------------------------------------------
                                   Jack A. Allweiss and Patricia A. Allweiss,
                                   As Trustees for the Allweiss Family Trust

                                   ---------------------------------------------
                                   Jack A. Allweiss and Patricia A. Allweiss,
                                   As Trustees for the Allweiss Charitable
                                   Remainder Trust


                                   SUMMIT VENTURES, L. P.

                                   By:
                                      -----------------------------------

                                   Title:
                                         --------------------------------

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                   FUTURE DOMAIN CORPORATION

                                   By:
                                      ------------------------------------------
                                   Title:
                                         ---------------------------------------

                                   ADAPTEC, INC.

                                   By:
                                      ------------------------------------------
                                   Title:
                                         ---------------------------------------

                                   ---------------------------------------------
                                   Jack A. Allweiss

                                   ---------------------------------------------
                                   Patricia A. Allweiss

                                   ---------------------------------------------
                                   Jack A. Allweiss and Patricia A. Allweiss,
                                   As Trustees for the Allweiss Family Trust

                                   ---------------------------------------------
                                   Jack A. Allweiss and Patricia A. Allweiss,
                                   As Trustees for the Allweiss Charitable
                                   Remainder Trust


                                   SUMMIT VENTURES, L. P.

                                   By:  /s/ GREGG M. AVIS
                                      -----------------------------------

                                   Title: Managing Partner
                                         --------------------------------

                                    SUMMIT VENTURES II, L.P.

                                    By:  /s/ GREGG M. AVIS
                                       ---------------------------------------
                                    Title:    G.P.
                                          ------------------------------------


                                    SV EUROFUND, C. V.

                                    By:  /s/ GREGG M. AVIS
                                       ---------------------------------------
                                    Title:    G.P.
                                          ------------------------------------


                                    SUMMIT INVESTORS, L. P.

                                    By:  /s/ GREGG M. AVIS
                                       ---------------------------------------
                                    Title:    G.P.
                                          ------------------------------------

                                  EXHIBIT 3.2

                          BUYER'S DISCLOSURE SCHEDULE


No exceptions.